Exhibit 99.1

News Release

For Immediate Release April 26, 2012	Contact: Steven E. Wilson Chief Financial Officer (800) 445-1347 ext. 8704

United Bankshares, Inc. Announces Increased Earnings

WASHINGTON, D.C. and CHARLESTON, WV — United Bankshares, Inc. (NASDAQ: UBSI), today reported an increase in earnings for the first quarter of 2012 as compared to the first quarter of 2011. Earnings for the first quarter of 2012 were $21.0 million or $0.42 per diluted share while earnings for the first quarter of 2011 were $17.9 million or $0.41 per diluted share.

United’s first quarter of 2012 results produced an annualized return on average assets of 1.00% and an annualized return on average equity of 8.63%. These returns compare very favorably to United’s most recently reported peer group banking companies’ (bank holding companies with total assets between $3 and $10 billion) average return on assets of 0.81% and average return on equity of 7.26% for the year of 2011. United’s annualized returns on average assets and average equity were 1.02% and 9.04%, respectively, for the first quarter of 2011.

United’s asset quality also continues to outperform its peers. United’s percentage of nonperforming loans to loans, net of unearned income of 1.23% at March 31, 2012 compares favorably to the most recently reported percentage of 3.37% at December 31, 2011 for United’s Federal Reserve peer group. At March 31, 2012, nonperforming loans were $76.2 million as compared to nonperforming loans of $79.7 million or 1.28% of loans, net of unearned income, at December 31, 2011. As of March 31, 2012, the allowance for loan losses was $74.0 million or 1.19% of loans, net of unearned income, as compared to $73.9 million or 1.18% of loans, net of unearned income, at December 31, 2011. United’s coverage ratio of its allowance for loan losses to nonperforming loans also compares favorably to its peers. The coverage ratio for United was 97.1% and 92.7% at March 31, 2012 and December 31, 2011, respectively. The coverage ratio for United’s Federal Reserve peer group was 93.3% at December 31, 2011. Total nonperforming assets of $126.1 million, including OREO of $49.9 million at March 31, 2012, represented 1.48% of total assets which also compares favorably to the most recently reported percentage of 2.87% at December 31, 2011 for United’s Federal Reserve peer group.

United continues to be well-capitalized based upon regulatory guidelines. United’s estimated risk-based capital ratio is 14.1% at March 31, 2012 while its estimated Tier I capital and leverage ratios are 12.8% and 10.4%, respectively. The regulatory requirements for a well-capitalized financial institution are a risk-based capital ratio of 10%, a Tier I capital ratio of 6% and a leverage ratio of 5%.

“United’s earnings continue to be strong with solid asset quality favorable to peers,” stated Richard M. Adams, United’s Chairman of the Board and Chief Executive Officer. “United also continues to be well-capitalized based upon regulatory guidelines.”

United Bankshares, Inc. Announces...

April 26, 2012

Page Two

Tax-equivalent net interest income for the first quarter of 2012 was $70.6 million, an increase of $9.8 million or 16% from the first quarter of 2011. This increase in tax-equivalent net interest income was primarily attributable to an increase in average earning assets from the Centra acquisition. Average earning assets increased $1.2 billion or 20% from the first quarter of 2011. Average net loans increased $994.8 million or 19% for the first quarter of 2012. In addition, the average cost of funds declined 31 basis points from the first quarter of 2011. Partially offsetting the increases to tax-equivalent net interest income for the first quarter of 2012 was a decline of 39 basis points in the average yield on earning assets for the first quarter of 2012 as compared to the same quarter in 2011. The net interest margin for the first quarter of 2012 was 3.78%, which was a decrease of 14 basis points from a net interest margin of 3.92% for the first quarter of 2011.

On a linked-quarter basis, United’s tax-equivalent net interest income for the first quarter of 2012 decreased $3.1 million or 4% from the fourth quarter of 2011 due mainly to a decrease in the average yield on earning assets. The first quarter of 2012 average yield on earning assets declined 12 basis points while the average cost of funds decreased 3 basis points from the fourth quarter of 2011. Average earning assets were flat, decreasing $53.1 million or less than 1% during the quarter. Average net loans and average investments were flat for the quarter as well. Average net loans decreased $37.6 million while average investments declined $6.4 million. Both of these decreases were less than 1%. Average short-term investments decreased $9.1 million or 2% for the quarter. The net interest margin of 3.78% for the first quarter of 2012 was a decrease of 10 basis points from the net interest margin of 3.88% for the fourth quarter of 2011.

For the quarters ended March 31, 2012 and 2011, the provision for loan losses was $4.1 million and $4.4 million, respectively. Net charge-offs were $4.0 million for the first quarter of 2012 as compared to $4.5 million for the first quarter of 2011. Annualized net charge-offs as a percentage of average loans were 0.26% for the first quarter of 2012 as compared to 0.93% for United’s Federal Reserve peer group for the year of 2011. On a linked-quarter basis, the provision for loans losses decreased $135 thousand while net charge-offs increased $92 thousand from the fourth quarter of 2011.

Noninterest income for the first quarter of 2012 was $16.3 million, which was an increase of $1.7 million from the first quarter of 2011. Included in noninterest income for the first quarter of 2012 were noncash, before-tax, other-than-temporary impairment charges of $1.4 million on certain investment securities as compared to noncash, before-tax other-than-temporary impairment charges of $2.1 million on certain investment securities for the first quarter of 2011. Excluding the results of the noncash, other-than-temporary impairment charges as well as net gains and losses from sales and calls of investment securities, noninterest income for the first quarter of 2012 would have increased $1.6 million or 10% from the first quarter of 2011. This increase for the first quarter of 2012 was due primarily to increases of $674 thousand in income from trust and brokerage services due to increases in volume and the value of assets under management and $623 thousand in fees from deposit services due to the Centra merger.

United Bankshares, Inc. Announces...

April 26, 2012

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On a linked-quarter basis, noninterest income for the first quarter of 2012 increased $4.5 million from the fourth quarter of 2011. Included in the results for the first quarter of 2012 and fourth quarter of 2011 were noncash, before-tax, other-than-temporary impairment charges of $1.4 million and $6.3 million, respectively. Excluding the results of the noncash, other-than-temporary impairment charges as well as net gains and losses from sales and calls of investment securities, noninterest income would have decreased $425 thousand or 2% on a linked-quarter basis due primarily to decrease of $819 thousand in fees from deposit services. Partially offsetting this decrease was an increase of $668 thousand in income from trust and brokerage services.

Noninterest expense for the first quarter of 2012 was $50.3 million, an increase of $6.8 million or 16% from the first quarter of 2011 due primarily to increases of $3.0 million in employee compensation due to additional employees from the Centra merger and $814 thousand in employee benefits due mainly to an increase in pension expense. The remainder of the increase in noninterest expense from the first quarter of 2011 was due mainly to the additional offices, equipment and data processing from the Centra merger.

On a linked-quarter basis, noninterest expense for the first quarter of 2012 was flat from the fourth quarter of 2011, increasing $233 thousand or less than 1%. Increases of $704 thousand and $449 thousand in employee benefits and OREO expenses, respectively, were virtually offset by decreases of $699 thousand and $549 thousand in equipment and merger expenses, respectively.

During the first quarter of 2012, United’s Board of Directors declared a cash dividend of $0.31 per share. The annualized 2012 dividend of $1.24 equates to a yield of approximately 4.5% based on recent UBSI market prices. The year of 2011 represented the 38th consecutive year of dividend increases for United shareholders.

United has consolidated assets of approximately $8.5 billion with 123 full service offices in West Virginia, Virginia, Maryland, Ohio, Pennsylvania and Washington, D.C. United Bankshares stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI”.

Cautionary Statements

The Company is required under generally accepted accounting principles to evaluate subsequent events through the filing of its March 31, 2012 consolidated financial statements on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of March 31, 2012 and will adjust amounts preliminarily reported, if necessary.

Forward-Looking Statements

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In Thousands Except for Per Share Data)

	Three Months Ended
	March 31 2012	March 31 2011	December 31 2011
EARNINGS SUMMARY:
Interest income, taxable equivalent	$83,457	$75,310	$87,261
Interest expense	12,822	14,494	13,537
Net interest income, taxable equivalent	70,635	60,816	73,724
Taxable equivalent adjustment	1,669	1,453	1,732
Net interest income	68,966	59,363	71,992
Provision for loan losses	4,133	4,436	4,268
Noninterest income	16,326	14,651	11,874
Noninterest expense	50,262	43,469	50,029
Income taxes	9,887	8,224	9,312
Net income	$21,010	$17,885	$20,257

PER COMMON SHARE:
Net income:
Basic	$0.42	$0.41	$0.40
Diluted	0.42	0.41	0.40
Cash dividends	0.31	0.30	0.31
Book value	19.42	18.32	19.29
Closing market price	$28.86	$26.52	$28.27
Common shares outstanding:
Actual at period end, net of treasury shares	50,274,104	43,645,650	50,212,948
Weighted average-basic	50,235,374	43,629,364	50,207,410
Weighted average-diluted	50,300,538	43,700,436	50,235,812

FINANCIAL RATIOS:
Return on average assets	1.00%	1.02%	0.94%
Return on average shareholders’ equity	8.63%	9.04%	8.17%
Average equity to average assets	11.60%	11.33%	11.56%
Net interest margin	3.78%	3.92%	3.88%

	March 31 2012	March 31 2011	December 31 2011
PERIOD END BALANCES:
Assets	$8,529,469	$7,191,336	$8,451,470
Earning assets	7,579,030	6,344,359	7,498,333
Loans, net of unearned income	6,200,120	5,222,959	6,236,710
Loans held for sale	7,401	890	3,902
Investment securities	790,936	806,482	824,219
Total deposits	6,881,610	5,711,923	6,819,010
Shareholders’ equity	976,303	799,463	968,844